Exhibit 99.1

FOR IMMEDIATE RELEASE

BROADWAY FINANCIAL CORPORATION ANNOUNCES ADDITIONAL COMMITMENTS IN PRIVATE PLACEMENT OF COMMON STOCK
Brings Total Commitments for New Equity Capital to $32.88 Million that Will Support Combined Institution to Result from Merger

LOS ANGELES, CA, (February 23, 2021) – Broadway Financial Corporation (“Broadway”) (NASDAQ: BYFC) today announced the execution of additional stock purchase agreements with institutional and accredited investors to raise an additional $20.2 million, adding to the three previous stock purchase agreements announced on November 25, 2020. Together with the previously announced capital commitments, the private placements represent total commitments for 18.474 million shares of Broadway’s common stock, at an offering price of $1.78 per share, for aggregate gross proceeds of $32.88 million.

The additional investors that have executed stock purchase agreements include Ally Financial Inc., Banner Bank, Citicorp Banking Corporation, an affiliate of Citigroup Inc., First Republic Bank, clients and affiliates of Grace & White, Inc., J.P. Morgan Chase, and Texas Capital Community Development Corporation, an affiliate of Texas Capital Bancshares, Inc. The previously announced investors are affiliates of Bank of America Corporation and Wells Fargo & Company, and Cedars-Sinai Medical Center.

The closing of the private placements is subject to several conditions, including the completion of Broadway’s previously announced merger of equals with CFBanc Corporation (“City First”), which is subject to the approval of the stockholders of both companies at special stockholders’ meetings scheduled to be held on March 17, 2021. The merger between Los Angeles-based Broadway and Washington, D.C.-based City First has already received the necessary regulatory approvals. The closing of the private placements is also contingent upon receipt of stockholder approvals at the Broadway special meeting of proposals to increase the number of Broadway’s authorized voting shares and to issue the subscribed shares pursuant to NASDAQ Listing Rules requiring stockholder approval under certain circumstances for private placements of voting common stock exceeding 20% of a company’s pre-placement outstanding voting common shares. The total of stock purchase commitments Broadway has received equals the maximum number of shares that Broadway is seeking stockholders approval to issue under the NASDAQ Listing Rules. If the merger, stock issuance, and voting share increase proposals are approved, and all other closing conditions are satisfied, the merger is expected to be completed at the beginning of the second quarter of 2021 and the private placements are expected to close shortly thereafter.

The net proceeds from the private placements will be used to support the combined company’s mission of advancing economic and social equity through the provision of capital in low-to-moderate income communities. The additional capital will increase the combined company’s commercial lending capacity for investments in multi-family affordable housing, small businesses, and nonprofit development in financially underserved urban areas.

The shares of common stock proposed to be sold in the private placements referred to herein will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from registration requirements.

About Broadway Financial Corporation

Broadway conducts its operations through its wholly owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and nonprofit organizations, other loan products and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts. Broadway Federal Bank, f.s.b. operates three full-service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Stockholders, analysts and others seeking information about Broadway are invited to write to: Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our management’s current expectations and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the COVID-19 Pandemic, the real estate market, competitive conditions in the business and geographic areas in which Broadway conducts its operations, regulatory actions or changes, and other risks detailed in the Broadway’s reports filed with the Securities and Exchange Commission, including Broadway’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. In addition, there are a number of risks and uncertainties related to the pending merger of equals with CFBanc Corporation (“City First”) that could adversely impact Broadway, including the occurrence of an event, change or other circumstance that could give rise to the right of one or both parties to terminate the definitive merger agreement, the possibility of delays in completing the merger, the failure to obtain necessary stockholder approvals, the possibility that the merger may be more expensive to complete than anticipated, effects from the merger diverting management’s attention from ongoing business operations, potential adverse reactions from Broadway’s employee and customers to the announcement of the merger, and difficulties in integrating the operations of the two organizations after completion of the Merger. Broadway undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

Additional Information and Where to Find it

This press release does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Broadway and City First, as well as related potential private placements of common equity. In connection with the proposed merger referred to in this press release, Broadway has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a joint proxy statement of Broadway and City First and a prospectus of Broadway. Broadway also plans to file other relevant documents with the SEC regarding the proposed transactions. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. A definitive joint proxy statement of City First and Broadway and prospectus of Broadway has been mailed to stockholders of Broadway and City First. INVESTORS AND SECURITY HOLDERS OF BROADWAY AND CITY FIRST ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders will be able to obtain free copies of these documents and other documents containing important information about Broadway and City First, after such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Broadway will also be available free of charge on Broadway’s website at https://www.broadwayfederalbank.com/financial-highlights.

Certain Information Concerning Participants

Broadway, City First, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. Information about directors and executive officers of Broadway is set forth in the joint proxy statement/prospectus Broadway has filed with the SEC and in Broadway’s proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on May 20, 2020. Information about the directors and executive officers of City First is set forth in the joint proxy statement/prospectus. These documents, when available, can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Broadway using the sources indicated above.

SOURCE: Broadway Financial Corporation

Contact:	Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or
investor.relations@broadwayfederalbank.com